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                         GIANT INDUSTRIES, INC.

             AMENDMENT NO. 1 TO 1989 STOCK INCENTIVE PLAN

This Amendment No. 1 (the "Amendment") to 1989 Stock Incentive Plan (the "Plan") is adopted by the Board of Directors of Giant Industries, Inc. (the "Company") pursuant to the authority granted to the Board in
Section 8 of the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. The Plan is hereby amended as follows:

1.   Section 1(c) hereby is amended in its entirety to read as follows:

     (c) "Committee" means the Compensation Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan.

2. Section 1(f), the definition of "Disinterested Person," hereby is deleted.

3.   A new Section 1(cc) hereby is added as follows:

     (cc) "Nonemployee Director" means a member of the Board who: (i) is not at the time in question an officer or employee of the Company or any Subsidiary, (ii) has not received compensation for serving as a consultant or in any other non-director capacity or had an interest in any transaction with the Company or any Subsidiary that would exceed the $60,000 threshold for which disclosure would be required under Item 404(a) of Regulation S-K, or (iii) has not been engaged through another party in a business relationship with the Company or any Subsidiary that would be disclosable under Item 404(b) of Regulation S-K.

4. The first paragraph of Section 2 hereby is amended in its entirety to read as follows:

     The Plan shall be administered by the Board or by a Committee of not less than two Nonemployee Directors who shall be appointed by the Board and who shall serve at the pleasure of the Board. For purposes of grants and awards pursuant to, and administration of this Plan under, Sections 2 through 7 of the Plan, the terms "Committee and "Board" are used interchangeably.

5.   Section 5(f), "Non-transferability of Options," hereby is deleted.

6. Section 6(b)(vi) hereby is amended in its entirety to read as follows:

     (vi) Stock Appreciation Rights which are Free Standing Rights ("Free Standing Stock Appreciation Rights") shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant.

7.   A new Section 11(e) is added as follows:

     (e) With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the 1934 Act ), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provisions of the Plan or action by the Committee or Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or Board.

8.   A new Section 11(f) is added as follows:

     The Committee or Board may delegate to an officer of the Corporation the authority to make decisions pursuant to this Plan provided that no such delegation may be made that would cause any award or other transaction under the Plan to cease to be exempt from Section 16(b) of the 1934 Act. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

Except as expressly modified by this Amendment, the terms and conditions of the Plan remain in full force and effect. The effective date of this Amendment shall be August 15, 1996